Exhibit 99.2

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion and analysis should be read in conjunction with our Selected Financial Data and our consolidated financial statements and notes appearing elsewhere herein.

Management’s Overview

During fiscal 2010, our focus remained on implementing the Company’s strategic and operating activities, including operational excellence in patient care delivery, revenue cycle management, new emergency revenue generation and continued expansion of the non-emergency business within existing markets. We achieved these through continued focus on billing initiatives aimed at reducing uncompensated care and increasing average patient charge (“APC”), responsiveness to customer needs and investments in technology designed to maximize billing performance. Our continued focus on these items has contributed to a 7.9% growth in net revenue and 18.3% growth in adjusted EBITDA, as defined below, in fiscal 2010 as compared to fiscal 2009.

We continue to focus on expanding our profit margin by increasing our gains in non-emergency market share and increasing transports through hospital-outsourced opportunities and partnerships with public systems. We believe this strategy will allow for our continued growth in this challenging economy. Cash flow remains strong at $37.5 million of cash flow from operations for fiscal 2010, which continued to support our goals to reduce debt and enhance the long-term value of our Company for investors.

2009 Debt Refinancing

In fiscal 2010, we effected a refinancing of our 2005 Credit Facility by terminating and extinguishing our Term Loan B, Revolving Credit Facility and our Senior Subordinated Notes. These instruments were replaced by the 2009 Credit Facility and a cash collateralized letter of credit facility. The refinancing resulted in a loss on the debt extinguishment of $14.2 million. The new facility provides for extended maturities as well as increased flexibility with respect to the principal reduction on our other debt instruments. We expect that cash paid for interest will decrease approximately $2.0 million annually under the new credit facility.

Looking Ahead

The increased flexibility in our capital structure afforded by the 2009 debt refinancing allows us to pursue acquisitions of ambulance transport and other service line business and consolidate business in the fragmented ambulance transport market. We intend to pursue acquisitions that are accretive to our profitability and leverage our strengths. We are well positioned to grow our business both organically and strategically.

It is important to note that the ambulance industry has recently experienced some changes in the Medicare reimbursement environment. These changes include the lack of an annual CPI adjustment for calendar year 2010 and the final phase-in of the national Medicare fee schedule on December 31, 2009. In addition, CMS issued a proposed rule that would update the Medicare fee schedule to be subject to a multifactor productivity reduction that could result in a negative ambulance inflation factor effective January 2011. We believe that these changes in the reimbursement environment may adversely affect the growth rate on our net medical transport APC.

Executive Summary

We provide services, which consist primarily of emergency and non-emergency ambulance services, to approximately 440 communities in 20 states within the United States. We provide these services under contracts with governmental entities, hospitals, nursing homes, and other healthcare facilities and organizations. As of June 30, 2010, we had approximately 103 exclusive contracts to provide emergency medical ambulance services and approximately 760 contracts to provide non-emergency medical ambulance and wheelchair services. For fiscal 2010 and 2009, respectively, 43.4% and 44.3% of our transports were generated from emergency ambulance services. Non-emergency ambulance services, including critical care transfers and other interfacility transports, comprised 56.6% and 55.7% of our transports for the same periods. All ambulance related services generated 86.3% and 85.0% of net revenue for fiscal 2010 and 2009, respectively. The remainder of our net revenue was generated from private fire protection services, airport fire and rescue, home healthcare services, and other services.

Key Factors and Metrics We Use to Evaluate Our Operations

The key factors we use to evaluate our operations focus on the number of ambulance transports we provide, the amount we expect to collect per transport and the costs we incur to provide these services.

The following is a summary of certain key operating statistics (adjusted EBITDA from continuing operations in thousands):

	Years Ended June 30,
	2010	2009	2008
Net Medical Transport APC (1)	$393	$370	$354
DSO (2)	43	52	60
Adjusted EBITDA from continuing operations (3)	$69,120	$58,407	$52,240
Medical Transports (4)	1,098,001	1,055,132	1,058,191

(1)	Net Medical Transport APC is defined as gross medical ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations. For fiscal year 2008, the calculation excludes $1.7 million of the effect of the alleged overpayment claims in Tennessee. See Note 18 the Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K.
(2)	Days Sales Outstanding is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.
(3)	See the discussion below of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization including goodwill impairment.
(4)	Defined as emergency and non-emergency medical patient transports from continuing operations.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

EBITDA from continuing operations attributable to Rural/Metro (“EBITDA”) is defined by us as income (loss) from continuing operations before Interest Expense (Income), Taxes and Depreciation and Amortization, less Income Attributable to Noncontrolling Interest. Adjusted EBITDA from continuing operations attributable to Rural/Metro (“Adjusted EBITDA”) excludes share-based compensation expense, goodwill impairment and loss on debt extinguishment. Adjusted EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of financial performance or liquidity. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

The following table sets forth our EBITDA and adjusted EBITDA, as well as a reconciliation to (loss) income from continuing and discontinued operations, the most directly comparable financial measures under GAAP (in thousands):

	Years Ended June 30,
	2010	2009	2008
Income from continuing operations	$6,260	$7,565	$4,572
Add (deduct):
Depreciation and amortization	15,982	14,258	12,405
Interest expense	29,096	30,843	31,731
Interest income	(235)	(324)	(374)
Income tax provision	4,395	7,433	4,706
Income attributable to noncontrolling interest	(2,261)	(1,609)	(812)

EBITDA from continuing operations attributable to Rural/Metro	53,237	58,166	52,228

Add (deduct):
Share-based compensation expense	545	241	12
Goodwill impairment	1,184	—	—
Loss on debt extinguishment	14,154	—	—

Adjusted EBITDA from continuing operations attributable to Rural/Metro	69,120	58,407	52,240

Income (loss) from discontinued operations	(491)	(930)	337
Add (deduct):
Depreciation and amortization	121	439	578
Income tax provision (benefit)	(292)	(550)	200

EBITDA from discontinued operations attributable to Rural/Metro	(662)	(1,041)	1,115

Total Adjusted EBITDA attributable to Rural/Metro	$68,458	$57,366	$53,355

Factors Affecting Operating Results

Net Change in Contracts

Our operating results are affected directly by the number of net new contracts we have in a period, reflecting the effects of both new contracts and contract expirations. We regularly bid for new contracts, frequently in a formal competitive bidding process that often requires written responses to a Request for Proposal, or RFP, and in any fiscal period, certain of our contracts will expire. We may elect not to seek extension or renewal of a contract if we determine that we cannot do so on favorable terms. With respect to expiring contracts we would like to renew, we may be required to seek renewal through an RFP, and we may not be successful in retaining any such contracts, or retaining them on terms that are as favorable as present terms.

Ability to Effect Rate Increases

To offset higher costs of uncompensated care and other direct operating costs, such as labor, we submit requests to increase commercial insurance rates to the state or local government agencies that regulate ambulance service rates. Our ability to negotiate rate increases on a timely basis to offset increases in our cost structure may impact our operating performance.

Uncompensated Care

When we contract with municipal, county or other governing authorities as an exclusive provider of emergency ambulance services, we are required to provide services to their citizens regardless of the ability or willingness of patients to pay. While we make every attempt to negotiate subsidies to support the level of medical services we provide, not all authorities will agree to provide such subsidies. As a result, we incur write-offs for uncompensated care in the normal course of providing ambulance services. The following table shows the source of our uncompensated care write-offs as a percentage of total uncompensated care write-offs:

	Years Ended June 30,
	2010	2009	2008
Commercial Insurance	20%	19%	18%
Co-Pays/Deductibles	9%	8%	8%
Medicare/Medicaid Denials	8%	11%	10%
Self-Pay	63%	62%	64%

Total	100%	100%	100%

The majority, 63%, of our uncompensated care write-offs in fiscal 2010 were generated from self-pay accounts. The balance of our uncompensated care write-offs in fiscal 2010 were from: (1) commercial insurance (20%); (2) co-pays and deductibles (9%); and (3) Medicare or Medicaid denials (8%). These components are described in detail below:

Commercial Insurance: We have seen an increase in commercial insurance carriers following Medicare proof of medical necessity standards for non-emergency transport reimbursement. In the event commercially insured patients are transported and their insurance companies subsequently inform us the transports were not covered services, the unpaid balances become self-pay accounts.

Co-pays/Deductibles: Co-pay and deductible amounts under Medicare and commercial insurance programs are the responsibility of the patient. Medicare co-pay and deductible levels have remained consistent when compared to the prior year; however, changes in employer-provided healthcare insurance coverage levels may result in higher co-pays and deductibles to the employee under commercial insurance programs. These co-pay and deductible amounts become self-pay accounts.

Medicare/Medicaid Denials: We make every effort to determine medical necessity prior to transporting a patient; however, there are times when Medicare, Medicaid or a commercial insurance provider may, on a retrospective review, deem the transport not medically necessary and deny reimbursement. In these cases, the unpaid balances become self-pay accounts.

While we make every attempt to negotiate subsidies to support the level of medical services we provide, not all authorities will agree to provide such subsidies.

In terms of transport volume, the self-pay patients we transport who are uninsured or otherwise have no ability to pay for our services have decreased as a percentage of our transport mix in fiscal 2010 to 8.8% as compared to 9.6% in fiscal 2009. Although we are not seeing an impact at this time and believe we have measures in place to promptly identify negative payer mix trends, we do recognize that a weakened economy combined with significant loss of jobs and related employee benefits may shift our current transport mix to a higher volume of uninsured and underinsured claims. If this occurs, we may see higher uncompensated care write-offs as a result of a reduction in collections based on historical collections trends for this payer mix; which would in turn impact our cash flows from operations and overall liquidity.

Other factors that may, positively or negatively, impact the overall dollars associated with uncompensated care include: (1) rate increases and (2) changes in transport volumes among the payer groups.

On a periodic basis, we evaluate our cost structure within each area we serve and, as appropriate, request rate increases. Ambulance rate increases generate additional revenue only from certain commercial insurance programs and self-pay patients, due to the fixed rates, co-pay amounts and deductibles of payers such as Medicare, Medicaid and certain commercial insurance. Rate increases applied to patients who are self-pay patients can compound an already challenging collection process. Increasing the dollars per transport on this payer group may, in turn, result in an increase in the uncompensated care.

From quarter to quarter, the number of patients we transport within each payer group can vary. A shift in payer mix may increase or decrease levels of uncompensated care. For instance, if we experience a shift from the Medicare payer group to the commercial insurance payer group, we might expect to see a decrease in our uncompensated care write-offs due to a higher historical collection pattern associated with the commercial insurance payers.

Work Force Management

Our business strategy focuses on optimizing the deployment of our work force in order to meet contracted response times and otherwise maintain high levels of quality care and customer service. A key measure is our ability to efficiently and effectively manage labor resources and enhance operating results. Several factors may influence our labor management efforts, including our ability to maximize our mix of emergency and non-emergency response business, significant wait times associated with emergency rooms that delay redeployment, and market-specific shortages of qualified paramedics and emergency medical technicians that affect temporary wages. We also may experience increases in overtime and training wages due to growth in transport volume related to new contracts, expansion in existing markets and seasonal transport demand patterns.

Results of Operations

Fiscal 2010 Compared To Fiscal 2009—Consolidated

Overview

The following table sets forth a comparison of certain items from our consolidated statements of operations for fiscal 2010 and 2009. The comparison includes the line items expressed as a percentage of net revenue as well as the dollar value and percentage change in each line item (in thousands, except per share amounts):

	Years Ended June 30,
	2010	% of Net Revenue	2009	% of Net Revenue	Change	% Change
Net revenue	$530,754	100.0%	$491,800	100.0%	$38,954	7.9%

Operating expenses:
Payroll and employee benefits	324,748	61.2%	305,271	62.1%	19,477	6.4%
Depreciation and amortization	15,982	3.0%	14,258	2.9%	1,724	12.1%
Other operating expenses	121,891	23.0%	115,641	23.5%	6,250	5.4%
General/auto liability insurance	13,902	2.6%	11,649	2.4%	2,253	19.3%
Goodwill impairment	1,184	0.2%	—	—	1,184	#
Gain on sale of assets and property insurance settlement	(623)	(0.1%)	(536)	(0.1%)	(87)	(16.2%)

Total operating expenses	477,084	89.9%	446,283	90.7%	30,801	6.9%

Operating income	53,670	10.1%	45,517	9.3%	8,153	17.9%
Interest expense	(29,096)	(5.5%)	(30,843)	(6.3%)	1,747	5.7%
Interest income	235	0.0%	324	0.1%	(89)	(27.5%)
Loss on debt extinguishment	(14,154)	(2.7%)	—	—	(14,154)	#

Income from continuing operations before income taxes	10,655	2.0%	14,998	3.0%	(4,343)	(29.0%)
Income tax provision	(4,395)	(0.8%)	(7,433)	(1.5%)	3,038	40.9%

Income from continuing operations	6,260	1.2%	7,565	1.5%	(1,305)	(17.3%)
Loss from discontinued operations, net of income taxes	(491)	(0.1%)	(930)	(0.2%)	439	47.2%

Net income	5,769	1.1%	6,635	1.3%	(866)	(13.1%)
Net income attributable to noncontrolling interest	(2,261)	(0.4%)	(1,609)	(0.3%)	(652)	(40.5%)

Net income attributable to Rural/Metro	$3,508	0.7%	$5,026	1.0%	$(1,518)	(30.2%)

Income (loss) per share
Basic—
Income from continuing operations attributable to Rural/Metro	$0.16		$0.24		$(0.08)
Loss from discontinued operations attributable to Rural/Metro	(0.02)		(0.04)		0.02

Net income attributable to Rural/Metro	$0.14		$0.20		$(0.06)

Diluted—
Income from continuing operations attributable to Rural/Metro	$0.16		$0.24		$(0.08)
Loss from discontinued operations attributable to Rural/Metro	(0.02)		(0.04)		0.02

Net income attributable to Rural/Metro	$0.14		$0.20		$(0.06)

Average number of common shares outstanding—Basic	25,106		24,834		272

Average number of common shares outstanding—Diluted	25,351		24,915		436

# — Variances over 100% not displayed.

Net Revenue

The following table shows a comparison of consolidated net revenue (in thousands):

	Years Ended June 30,
	2010	2009	$ Change	% Change
Ambulance services	$457,806	$417,848	$39,958	9.6%
Other services	72,948	73,952	(1,004)	(1.4%)

Total net revenue	$530,754	$491,800	$38,954	7.9%

Ambulance Services

The increase in ambulance services revenue is due to $37.4 million in same service area revenue and $2.6 million from new emergency and non-emergency contracts in our Tennessee, Kentucky and Oregon markets. The increase in same service area revenue included $25.1 million in net medical transport APC and $13.5 million in medical transport volume. The increase related to net medical transport APC is inclusive of a $1.5 million decrease for a reserve established for a change in estimate related to an internal review of levels of service on claims that were previously reimbursed and a $0.9 million increase related to a supplemental payment received from the New York Medicaid program.

Below are two tables providing fiscal year comparative transport data. The first table summarizes medical transport volume into same service area and new contracts, while the second table summarizes total transport volume into emergency and non-emergency.

	Years Ended June 30,
	2010	2009	Change	% Change
Same service area medical transports	1,090,765	1,055,132	35,633	3.4%
New contract medical transports	7,236	N/A	7,236	#

Medical transports from continuing operations	1,098,001	1,055,132	42,869	4.1%

# — Variances over 100% not displayed.

The change in our same service area medical transports includes a decrease of approximately 5,100 transports related to the discontinuation of service on an emergency contract in Orange County, Florida. Absent the discontinuation of this contract, transport volume increased 4.6%. New contract transport growth was related to our new emergency and non-emergency contracts in our Tennessee, Kentucky and Oregon markets. Our growth in Kentucky was due to 3,100 transports in fiscal 2010 related to our purchase of the assets of a medical transportation services provider and we anticipate providing 12,000 transports annually related to that business. Additionally, in July 2010 we were awarded a contract to provide emergency transport services in DeKalb County, Georgia, where we expect to provide 26,800 transports annually.

	Years Ended June 30,
	2010	% of Transports	2009	% of Transports	Transport Change	% Change
Emergency medical transports	476,812	43.4%	467,586	44.3%	9,226	2.0%
Non-emergency medical transports	621,189	56.6%	587,546	55.7%	33,643	5.7%

Medical transports from continuing operations	1,098,001	100.0%	1,055,132	100.0%	42,869	4.1%

Contractual Allowances and Uncompensated Care

Contractual allowances applicable to Medicare, Medicaid and other third-party payers related to continuing operations, which are reflected as a reduction of gross ambulance services revenue, totaled $370.9 million and $321.8 million for fiscal 2010 and 2009, respectively. The increase of $49.1 million was the result of rate increases, changes in payer mix in certain markets, changes in service level mix and increased transport volume. Uncompensated care as a percentage of gross ambulance services revenue declined to 13.0% for fiscal 2010 from 13.6% in fiscal 2009. The decline in uncompensated care reflects our continued focus on billing and collections efforts. (See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Executive Summary, Uncompensated Care)

Both contractual allowances and uncompensated care are reflected as a reduction of gross ambulance services revenue. A reconciliation of gross ambulance services revenue to net ambulance services revenue is included in the table below (in thousands):

	Years Ended June 30,
	2010	% of Gross	2009	% of Gross	$ Change	% Change
Gross ambulance services revenue	$952,093	100.0%	$856,137	100.0%	$95,956	11.2%
Contractual allowances	(370,872)	(39.0%)	(321,792)	(37.6%)	(49,080)	(15.3%)
Uncompensated care	(123,415)	(13.0%)	(116,497)	(13.6%)	(6,918)	(5.9%)

Net ambulance services revenue	$457,806	48.1%	$417,848	48.8%	$39,958	9.6%

Net Medical Transport APC

Our net medical transport APC increased $23 to $393 compared to $370 for fiscal 2009. The 6.2% increase was primarily due to improved collections and rate increases.

Other Services

The $1.0 million decrease in other services revenue was primarily due to the discontinuation of shuttle services previously performed for a customer.

Operating Expenses

Payroll and Employee Benefits

The increase in payroll and employee benefits expense was primarily due to a $7.0 million increase in health insurance expense, $3.3 million increase in workers compensation expense including $0.5 million related to actuarial claims adjustments ($2.2 million of unfavorable actuarial claims adjustments in the current year compared to unfavorable actuarial claims adjustments of $1.7 million in the prior year), $0.9 million of severance expense, $0.9 million of increased pension expense, with the balance due to increased direct labor costs associated with higher transport volumes. We have experienced a rise in employee health insurance expense with an increase in the frequency of claims in excess of $50,000. These claims expenses are driven by higher costs from specialized care including cancer treatment and neonatal care.

Depreciation and Amortization

The increase in depreciation and amortization was primarily due to additional capital expenditures during the year.

Other Operating Expenses

The $6.3 million increase in other operating expenses was primarily due to increases of $2.1 million in vehicle and equipment expense, $2.1 million in professional fees and $1.7 million in non-capital equipment purchases. The professional fee increase was primarily related to legal and other professional service fees related to our review of various governance and operational items.

General/Auto Liability

The increase in general/auto liability insurance was primarily due to $2.7 million of increases related to current year claims estimates offset by a change in actuarial adjustments of $0.4 million year to year (fiscal 2010 positive adjustment of $1.3 million compared to a fiscal 2009 positive adjustment of $1.7 million).

Goodwill Impairment

During our annual goodwill impairment testing, we determined that the carrying value of the net assets of a reporting unit in the South reporting segment exceeded the estimated fair value. As a result, a goodwill impairment charge of $1.2 million was recorded. The decline in fair value of the reporting unit is primarily related to a trend in declining profitability and a future planned change in utilization of existing resources in this reporting unit. We will continue to monitor the performance of this reporting unit to determine if any interim review of remaining goodwill is warranted. The remaining goodwill related to this reporting unit after the impairment charge is $1.0 million.

Gain on Sale of Assets

During fiscal 2010 and 2009, we entered into transactions to sell certain of our previously written-off self-pay accounts receivable to an unrelated third party.

Interest Expense

The decrease in interest expense was related to the December 2009 restructuring of our debt.

Loss on Debt Extinguishment

A $14.2 million loss on debt extinguishment was recorded in connection with the December 2009 refinancing of the 2005 Credit Facility and Senior Subordinated Notes. The loss consisted of the write-off of unamortized debt issuance costs and a portion of the third-party and lender fees incurred to effect the refinancing. The refinancing is discussed in Note 11 in the Notes to the Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K.

Net Income Attributable to Noncontrolling Interest

Noncontrolling interest relates to the City of San Diego’s portion (50%) of the San Diego Medical Services Enterprise, LLC fiscal year-to-date net income.

Income Tax Provision

During fiscal 2010, we recorded a $4.4 million income tax provision related to continuing operations, resulting in an effective rate of 41.2% of pre-tax income. During fiscal 2009, we recorded a $7.4 million income tax provision related to continuing operations, resulting in an effective rate of 49.6% of pre-tax income. The effective rate differed from the federal statutory rate of 35.0% primarily as a result of increases for the portion of non-cash interest expense related to our Senior Discount Notes, which is not deductible for income tax purposes until interest is paid in cash, non-deductible executive compensation, state income taxes, and a goodwill impairment recorded in fiscal 2010. Additionally, our effective tax rate included a reduction related to pretax income that was attributable to the noncontrolling interest in our joint venture with the City of San Diego. See Note 12 to our Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K for a full reconciliation of differences from the statutory federal tax rate.

In fiscal 2010, the tax provision included a $0.6 million benefit related to prior year executive compensation that was deductible in fiscal 2010 as a result of the resignation of our chief executive officer and a $0.1 million benefit for wage tax credits. The income tax provision for fiscal 2009 reflects a $1.0 million benefit for wage tax credits related to our participation in Federal and state wage tax incentive programs in the state of New York from 2002 through 2008. The income tax provision for fiscal 2009 also reflects a $0.4 million benefit resulting from the release of valuation allowances for two states where the Company determined that realization of these deferred tax assets is more likely than not.

The continuing operations tax provision for fiscal 2010 and fiscal 2009 included deferred income tax expense of $2.9 million and $8.1 million, respectively. The deferred income tax expense results primarily from utilization of tax benefits, primarily related to net operating loss carryforwards generated in prior years, and did not require a current cash payment.

As of June 30, 2010, we maintained a valuation allowance of $8.1 million against deferred tax assets related to state net operating loss carryforwards that we do not believe will be realized.

Discontinued Operations

During fiscal 2010, the Company exited fire protection contracts in Florida and Wisconsin and ambulance services contracts in Utah and Georgia. The financial results of these service areas are included within income (loss) from discontinued operations.

Loss from discontinued operations for fiscal 2010 was $0.5 million and included an income tax benefit of $0.3 million.

Loss from discontinued operations for fiscal 2009 was $0.9 million and included an income tax benefit of $0.5 million. The loss from discontinued operations before the income tax benefit was due primarily to $0.4 million recorded as a result of increasing our Medicare reserve contingency related to the Ohio compliance matter, a portion of which related to our former Marion, Ohio operation.

Fiscal 2010 Compared To Fiscal 2009—Segments

Overview

Effective July 1, 2010, we realigned our reporting segments. Prior period segment information has been recast to reflect the operations in the realigned reporting segments. We have four geographical operating zones that correspond with the manner in which the associated operations are managed and evaluated by our chief operating decision maker. These reporting segments are:

Segment	States
East	Connecticut, Delaware, Illinois, Indiana, Iowa, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, Wisconsin, West Virginia and the District of Columbia

South	Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, North Carolina, South Carolina and Tennessee

Southwest	Arizona, Kansas, New Mexico, Oklahoma and Texas

West	Alaska, California, Colorado, Hawaii, Idaho, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming

Although each state (and the District of Columbia) has been assigned to an operating zone, we currently have operations in the following 20 states: Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, New Jersey, New York, North Dakota, Ohio, Oregon, Tennessee, South Dakota and Washington.

Each reporting segment provides ambulance services while our fire and other services are primarily in the South and Southwest segments. Our specialty fire operations, which consist primarily of airport and industrial facility fire protection, operate in multiple states but are reported in the South segment.

The accounting policies used in the preparation of our consolidated financial statements have been followed in the preparation of the accompanying financial information for each reporting segment. For management purposes, our measure of segment profitability is defined as income from continuing operations before depreciation and amortization, including goodwill impairment, interest expense (income), income taxes and noncontrolling interests. Additionally, corporate overhead allocations have been included within segment profits. Segment results presented below reflect continuing operations only. For a reconciliation of segment profit, refer to Note 19 of the Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K.

East

The following table presents financial results and key operating statistics for the East operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2010	2009	Change	% Change
Net revenue
Ambulance services	$122,047	$111,510	$10,537	9.4%
Other services	3,733	3,907	(174)	(4.5%)

Total net revenue	$125,780	$115,417	$10,363	9.0%

Segment profit	$23,090	$21,421	$1,669	7.8%
Segment profit margin	18.4%	18.6%
Medical transports	339,093	324,166	14,927	4.6%
Net Medical Transport APC	$348	$329	$19	5.8%
DSO	44	48	(4)	(8.3%)

Revenue

The increase in ambulance services revenue was primarily due to a $9.6 million increase in same service area revenue and a $0.9 million increase related to new emergency and non-emergency contracts in Kentucky. The new contracts in Kentucky included 3,100 transports related to our purchase of the assets of a medical transportation services provider and we anticipate providing 12,000 transports annually related to that business.

The increase in same service area revenue was primarily due to $6.3 million of increases in net medical transport APC and $3.9 million in increased medical transport volume. The net medical transport volume is inclusive of a $1.5 million decrease ($4 reduction in APC) for a reserve established for a change in estimate related to an internal review of levels of service on claims that were previously reimbursed and a $0.9 million increase ($3 increase in APC) related to a supplemental payment received from the New York Medicaid program. Same service area medical transports increased due to increased emergency and non-emergency transport volume in our Ohio and New York markets and non-emergency transport volume in our Kentucky market. The net medical transport APC increase was primarily due to improvement in collections, changes in service level mix and rate increases.

Payroll and employee benefits

Payroll and employee benefits was $68.4 million, or 54.4% of net revenue for fiscal 2010, compared to $62.9 million, or 54.5% of net revenue, for fiscal 2009. The increase is primarily due to $1.4 million of increased health insurance expense and $0.7 million of severance expense. The remainder of the change in payroll and employee benefits expense is primarily related to increases in transports and unit hours as well as annual merit increases.

Operating Expenses

Operating expenses, including general/auto liability expenses was $26.1 million for fiscal 2010, or 20.8% of net revenue, compared to $23.6 million, or 20.4% of net revenue for fiscal 2009. The increase was due to $0.9 million of increased general/auto liability insurance expense, $0.7 million of non-capital equipment purchases, $0.5 million of operational supplies and less significant changes in operational expenses primarily to support new technology, increased transports and unit hour volume.

South

The following table presents financial results and key operating statistics for the South operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2010	2009	Change	% Change
Net revenue
Ambulance services	$95,633	$87,204	$8,429	9.7%
Other services	29,244	28,430	814	2.9%

Total net revenue	$124,877	$115,634	$9,243	8.0%

Segment profit	$10,454	$10,259	$195	1.9%
Segment profit margin	8.4%	8.9%
Medical transports	292,225	271,288	20,937	7.7%
Net Medical Transport APC	$302	$293	$9	3.1%
DSO	42	43	(1)	(2.3%)

Revenue

The increase in ambulance services revenue was primarily due to a $7.3 million increase in same service area revenue and a $1.1 million increase related to a new emergency and non-emergency contract in Tennessee. In July 2010 we were awarded a contract to provide emergency transport services in DeKalb County, Georgia, where we expect to provide 26,800 transports annually.

The increase in same service area revenue was primarily due to a $5.3 million increase in medical transport volume and a $2.4 million increase in net medical transport APC. The increase in medical transports was due to growth in non-emergency transport volume in our Georgia and Alabama markets related to concentrated marketing efforts to expand our non-emergency business. The change in our same service area medical transports also includes a decrease of approximately 5,100 transports related to the discontinuation of service on an emergency contract in Orange County, Florida. The increase in net medical transport APC is primarily due to changes in service level mix and rate increases.

Other services revenue growth is primarily due to increases in master fire contract revenue related to additional services performed for an industrial fire protection customer.

Payroll and employee benefits

Payroll and employee benefits was $80.3 million, or 64.3% of net revenue, for fiscal 2010, compared to $72.8 million, or 63.0% of net revenue, for the same period in the prior year. The increase was due to $1.7 million of increased health insurance expense, $0.9 million of increased workers compensation insurance expense as well as expenses related to increased transports, unit hours and annual merit increases.

Operating Expenses

Operating expenses, including general/auto liability expenses, for fiscal 2010 was $25.2 million, or 20.2% of net revenue compared to $24.1 million, or 20.8% of net revenue, for the same period in the prior year. The increase was primarily due to $1.1 million in increased general/auto liability insurance expense and less significant changes in operational expenses primarily to support new technology, increased transports and unit hour volume.

Southwest

The following table presents financial results and key operating statistics for the Southwest operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2010	2009	Change	% Change
Net revenue
Ambulance services	$146,598	$130,984	$15,614	11.9%
Other services	39,545	40,905	(1,360)	(3.3%)

Total net revenue	$186,143	$171,889	$14,254	8.3%

Segment profit	$29,910	$24,070	$5,840	24.3%
Segment profit margin	16.1%	14.0%
Medical transports	242,810	241,932	878	0.4%
Net Medical Transport APC	$597	$534	$63	11.8%
DSO	36	54	(18)	(33.3%)

Revenue

The increase in ambulance services revenue was primarily due to a $15.3 million increase in net medical APC and $0.5 million increase in medical transport volume. The increase in net medical transport APC was primarily due to collection rate increases as well as rate increases.

The decrease in other services revenue was related to decreased fire subscription revenue due to a decreasing subscriber base primarily in our southern Arizona market.

We were notified that we had not been selected as the continuing ambulance provider for the City of Peoria, Arizona effective with the expiration of our current contract on August 18, 2010. This contract accounts for approximately 8,500 emergency transports and $4.6 million of net revenue annually. The Southwest segment will be affected by the reduction of revenue related to this contract beginning with the first quarter of fiscal 2011.

Payroll and employee benefits

Payroll and employee benefits was $100.7 million, or 54.1% of net revenue for fiscal 2010, compared to $96.8 million, or 56.3% of net revenue, for fiscal 2009. The increase was primarily due to $1.4 million of increased health insurance expense, $0.9 million of increased pension expense, $0.6 million of increased workers compensation expense as well as increased expenses related to increased transports, unit hours and annual merit increases.

Operating Expenses

Operating expenses, including general/auto liability expenses increased to $43.5 million for fiscal 2010, or 23.4% of net revenue, compared to $39.8 million, or 23.2% of net revenue, for fiscal 2009. The increase was due to $1.8 million of increased vehicle and equipment and station expenses, $1.0 million in increase in general/auto liability insurance expense and $0.6 million of non-capital equipment.

West

The following table presents financial results and key operating statistics for the West operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2010	2009	Change	% Change
Net revenue
Ambulance services	$93,528	$88,150	$5,378	6.1%
Other services	426	710	(284)	(40.0%)

Total net revenue	$93,954	$88,860	$5,094	5.7%

Segment profit	$7,382	$4,025	$3,357	83.4%
Segment profit margin	7.9%	4.5%
Medical transports	223,873	217,746	6,127	2.8%
Net Medical Transport APC	$358	$343	$15	4.4%
DSO	55	68	(13)	(19.1%)

Revenue

The increase in ambulance services revenue was primarily due to a $4.8 million increase in same service area revenue and a $0.6 million increase related to new emergency and non-emergency contracts in Oregon. The increase in same service area revenue included a $3.3 million increase in net medical transport APC and a $1.7 million increase in medical transport volume. Medical transports increased primarily due to non-emergency transports in San Diego. The increase in net medical transport APC is primarily due to rate increases and changes in service level mix.

The decrease in other services revenue is primarily related to the discontinuation of shuttle services previously performed for a customer.

Payroll and employee benefits

Payroll and employee benefits was $54.9 million, or 58.4% of net revenue for fiscal 2010, compared to $52.4 million, or 59.0% of net revenue, for fiscal 2009. The increase was primarily due to $0.9 million of increased health insurance expense and $0.6 million in increased workers compensation expense as well as increased expenses related to increased transports, unit hours and annual merit increases.

Operating Expenses

Operating expenses, including general/auto liability expenses was $28.1 million for fiscal 2010, or 29.9% of net revenue, compared to $28.9 million, or 32.5% of net revenue, for fiscal 2009. The decrease was due to a $0.8 million decrease in general/auto liability insurance expense as well as other less significant changes in operating expenses.

Results of Operations

Fiscal 2009 Compared To Fiscal 2008—Consolidated

Overview

The following table sets forth a comparison of certain items from our consolidated statements of operations for fiscal 2009 and 2008. The comparison includes the line items expressed as a percentage of net revenue as well as the dollar value and percentage change in each line item (in thousands, except per share amounts):

	Years Ended June 30,
	2009	% of Net Revenue	2008	% of Net Revenue	Change	% Change
Net revenue	$491,800	100.0%	$475,860	100.0%	$15,940	3.3%

Operating expenses:
Payroll and employee benefits	305,271	62.1%	294,138	61.8%	11,133	3.8%
Depreciation and amortization	14,258	2.9%	12,405	2.6%	1,853	14.9%
Other operating expenses	115,641	23.5%	115,794	24.3%	(153)	(0.1%)
General/auto liability insurance	11,649	2.4%	14,314	3.0%	(2,665)	(18.6%)
Gain on sale of assets and property insurance settlement	(536)	(0.1%)	(1,426)	(0.3%)	890	(62.4%)

Total operating expenses	446,283	90.7%	435,225	91.5%	11,058	2.5%

Operating income	45,517	9.3%	40,635	8.5%	4,882	12.0%
Interest expense	(30,843)	(6.3%)	(31,731)	(6.7%)	888	(2.8%)
Interest income	324	0.1%	374	0.1%	(50)	(13.4%)

Income from continuing operations before income taxes	14,998	3.0%	9,278	1.9%	5,720	61.7%
Income tax provision	(7,433)	(1.5%)	(4,706)	(1.0%)	(2,727)	57.9%

Income from continuing operations	7,565	1.5%	4,572	1.0%	2,993	65.5%
Income (loss) from discontinued operations, net of income taxes	(930)	(0.2%)	337	0.1%	(1,267)	#

Net income	6,635	1.3%	4,909	1.0%	1,726	35.2%
Net income attributable to noncontrolling interest	(1,609)	(0.3%)	(812)	(0.2%)	(797)	(98.2%)

Net income attributable to Rural/Metro	$5,026	1.0%	$4,097	0.9%	$929	22.7%

Income (loss) per share
Basic—
Income from continuing operations attributable to Rural/Metro	$0.24		$0.15		$0.09
Income (loss) from discontinued operations attributable to Rural/Metro	(0.04)		0.02		(0.06)

Net income attributable to Rural/Metro	$0.20		$0.17		$0.03

Diluted—
Income from continuing operations attributable to Rural/Metro	$0.24		$0.15		$0.09
Income (loss) from discontinued operations attributable to Rural/Metro	(0.04)		0.01		(0.05)

Net income attributable to Rural/Metro	$0.20		$0.16		$0.04

Average number of common shares outstanding—Basic	24,834		24,787		47

Average number of common shares outstanding—Diluted	24,915		24,952		(37)

# — Variances over 100% not displayed.

Net Revenue

The following table shows a comparison of consolidated net revenue (in thousands):

	Years Ended June 30,
	2009	2008	$ Change	% Change
Ambulance services	$417,848	$403,597	$14,251	3.5%
Other services	73,952	72,263	1,689	2.3%

Total net revenue	$491,800	$475,860	$15,940	3.3%

Ambulance Services

The increase in ambulance services revenue was primarily related to a $9.7 million increase in same service area revenue, $3.9 million from new emergency and non-emergency contracts in our Tennessee, Washington, Colorado and Oregon markets; and $1.7 million related to a reserve for contractual allowances pursuant to an alleged overpayment of Medicare claims in Tennessee for the period 2004 and 2005 that was recorded in the previous fiscal year. The increase in same service area revenue included $14.5 million in net medical transport APC and $0.5 million in master contract and standby revenue offset by $4.8 million of decreases in transport volume and a $1.7 million decrease in subsidy revenue. The decrease in subsidy revenue was primarily the result of two counties in our Georgia market requiring cities to contract separately for services combined with the discontinuation of an industrial EMS contract in our Southern Arizona market.

Below are two tables providing fiscal year comparative transport data. The first table summarizes medical transport volume into same service area and new contracts, while the second table summarizes total transport volume into emergency, non-emergency and wheelchair.

	Years Ended June 30,
	2009	2008	Change	% Change
Same service area medical transports	1,044,686	1,058,191	(13,505)	(1.3%)
New contract medical transports	10,446	N/A	10,446	#

Medical transports from continuing operations	1,055,132	1,058,191	(3,059)	(0.3%)

# — Variances over 100% not displayed.

The decrease in same service area medical transports was primarily related to the discontinuation of service on two emergency contracts in Tempe, Arizona and Orange County, Florida. Combined, these contracts total approximately 27,400 transports annually. Absent the discontinuation of these contracts, transport volume increased 2.4%. New contract transport growth was related to our new emergency and non-emergency contracts in our Washington, Colorado, Tennessee and Oregon markets.

	Years Ended June 30,
	2009	% of Transports	2008	% of Transports	Transport Change	% Change
Emergency medical transports	467,586	44.3%	488,276	46.1%	(20,690)	(4.2%)
Non-emergency medical transports	587,546	55.7%	569,915	53.9%	17,631	3.1%

Medical transports from continuing operations	1,055,132	100.0%	1,058,191	100.0%	(3,059)	(0.3%)

Contractual Allowances and Uncompensated Care

Contractual allowances applicable to Medicare, Medicaid and other third-party payers related to continuing operations, which are reflected as a reduction of gross ambulance services revenue, totaled $321.8 million and $295.9 million for fiscal 2009 and 2008, respectively. The increase of $25.9 million was the result of rate increases, changes in payer mix in certain markets, changes in service level mix, increased transport volume and the effect of a $1.7 million reserve to contractual allowances pursuant to an alleged overpayment of Medicare claims in Tennessee for the period 2004 through 2005 that was recorded in the previous fiscal year. Uncompensated care as a percentage of gross ambulance services revenue declined to 13.6% for fiscal 2009 from 14.2% in fiscal 2008. The decline in uncompensated care reflects our continued focus on billing and collections efforts.

Both contractual allowances and uncompensated care are reflected as a reduction of gross ambulance services revenue. A reconciliation of gross ambulance services revenue to net ambulance services revenue is included in the table below (in thousands):

	Years Ended June 30,
	2009	% of Gross	2008	% of Gross	$ Change	% Change
Gross ambulance services revenue	$856,137	100.0%	$815,690	100.0%	$40,447	5.0%
Contractual allowances	(321,792)	(37.6%)	(295,948)	(36.3%)	(25,844)	(8.7%)
Uncompensated care	(116,497)	(13.6%)	(116,145)	(14.2%)	(352)	(0.3%)

Net ambulance services revenue	$417,848	48.8%	$403,597	49.5%	$14,251	3.5%

Net Medical Transport APC

Our net medical transport APC for fiscal 2009 was $370 compared to $354 for fiscal 2008. The 4.5% increase was primarily due to improved collections and rate increases.

Other Services

The $1.7 million increase in other services revenue was primarily due to a $2.1 million increase in master fire contract fees primarily related to the conversion of a subscription fire area to a master contract and rate increases on our specialty fire contracts offset by decreases in fire response and forestry fee revenue.

Operating Expenses

Payroll and Employee Benefits

The increase in payroll and employee benefits was due to $6.5 million of net changes in workers compensation actuarial adjustments from year to year (fiscal 2009 negative adjustment of $1.7 million compared to a positive adjustment of $4.8 million in fiscal 2008), and a $1.5 million increase in health insurance expense, offset by a $1.8 million decrease in current-year workers compensation claims expense, with the rest of the increase due to cost of living increases and higher unit hour volume.

Depreciation and Amortization

The increase in depreciation and amortization was primarily due to additional capital expenditures during the year.

Other Operating Expenses

The decrease in other operating expenses was primarily due to a $2.9 million increase in station expense offset by a $2.2 million decrease in fuel expense and a $2.1 million decrease in professional fees.

General/Auto Liability

The decrease in general/auto liability expense was primarily due to $3.1 million of decreases related to current year claims estimates and a net positive change in actuarial adjustments of $0.4 million from year to year (fiscal 2009 positive adjustment of $1.7 million compared to a fiscal 2008 positive adjustment of $1.3 million).

Gain on Sale of Assets

During fiscal 2009, we entered into additional transactions to sell certain of our previously written-off self-pay accounts receivable to an unrelated third party. The resulting gains totaled $0.6 million.

During fiscal 2008, we sold certain of our previously written-off self-pay accounts receivable to an unrelated third party. The resulting gains totaled $2.1 million, $1.7 million of which were recorded in continuing operations and $0.4 million of which were recorded in discontinued operations.

Interest Expense

The decrease in interest expense was related to decreased interest on the Term Loan B due to lower balances, offset by increases related to the continued non-cash accretion of our Senior Discount Notes.

Net Income Attributable to Noncontrolling Interest

Net income attributable to noncontrolling interest relates to the City of San Diego’s portion (50%) of the San Diego Medical Services Enterprise, LLC fiscal year-to-date net income.

Income Tax Provision

During fiscal 2009, we recorded a $7.4 million income tax provision related to continuing operations, resulting in an effective rate of 49.6% of pre-tax income. During fiscal 2008, we recorded a $4.7 million income tax provision related to continuing operations, resulting in an effective rate of 50.7% of pre-tax income. The effective rate differed from the federal statutory rate of 35.0% primarily as a result of increases for the portion of non-cash interest expense related to our Senior Discount Notes, which is not deductible for income tax purposes, non-deductible executive compensation, and state income taxes. Additionally, our effective tax rate included a reduction related to pretax income that was attributable to the minority interest in our joint venture with the City of San Diego. See Note 12 to our Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K for a full reconciliation of differences from the statutory federal tax rate.

The income tax provision for fiscal 2009 reflects a $1.0 million benefit for wage tax credits related to our participation in Federal and state wage tax incentive programs in the state of New York from 2002 through 2008. The income tax provision for fiscal 2009 also reflects a $0.4 million benefit resulting from the release of valuation allowances for two states where the Company determined that realization of these deferred tax assets is more likely than not.

The continuing operations tax provision for fiscal 2009 and fiscal 2008 included deferred income tax expense of $8.1 million and $3.3 million, respectively. The deferred income tax expense results primarily from utilization of tax benefits, primarily related to net operating loss carryforwards generated in prior years, and did not require a current cash payment.

As of June 30, 2009, we maintained a valuation allowance of $7.5 million against deferred tax assets related to state net operating loss carryforwards that we do not believe will be realized.

Discontinued Operations

During fiscal 2010, we exited fire protection contracts in Florida and Wisconsin and ambulance services contracts in Utah and Georgia. The financial results of these service areas are included within income (loss) from discontinued operations. The financial results for fiscal 2009 and 2008 were recast to reflect the operations classified as discontinued in fiscal 2010.

During fiscal 2009, we exited ambulance transportation markets in Columbus and Marion, Ohio, and Roswell, New Mexico. The financial results of these service areas are included within income (loss) from discontinued operations.

Loss from discontinued operations for fiscal 2009 was $0.9 million and included an income tax benefit of $0.5 million. The loss from discontinued operations before the income tax benefit was due primarily to $0.4 million recorded as a result of increasing our Medicare reserve contingency related to the Ohio compliance matter, a portion of which related to our former Marion, Ohio operation.

Income from discontinued operations for fiscal 2008 was $0.3 million and included an income tax provision of $0.2 million. Income from this period included a $0.6 million gain of nonrefundable fire subscription prepayments upon the termination of our contract in Queen Creek, Arizona effective January 1, 2008, and a gain of $0.4 million on the sale of self pay receivables. Those gains were partially offset by an additional pre-tax reserve of $0.7 million for a change in estimate related to a Medicaid intermediary’s review of service levels provided to certain patients in our Baltimore, Maryland and Washington DC operations, which were discontinued in fiscal 2004.

Fiscal 2009 Compared To Fiscal 2008—Segments

Overview

Effective July 1, 2010, we realigned our reporting segments. Prior period segment information has been recast to reflect the operations in the realigned reporting segments. We have four geographical operating zones that correspond with the manner in which the associated operations are managed and evaluated by our chief operating decision maker. These reporting segments are:

Segment	States
East	Connecticut, Delaware, Illinois, Indiana, Iowa, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, Wisconsin, West Virginia and the District of Columbia

South	Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, North Carolina, South Carolina and Tennessee

Southwest	Arizona, Kansas, New Mexico, Oklahoma and Texas

West	Alaska, California, Colorado, Hawaii, Idaho, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming

Although each state (and the District of Columbia) has been assigned to an operating zone, we currently have operations in the following 20 states: Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, New Jersey, New York, North Dakota, Ohio, Oregon, Tennessee, South Dakota and Washington.

Each reporting segment provides ambulance services while our fire and other services are primarily in the South and Southwest segments. Our specialty fire operations, which consist primarily of airport and industrial facility fire protection, operate in multiple states but are reported in the South segment.

The accounting policies used in the preparation of our consolidated financial statements have been followed in the preparation of the accompanying financial information for each reporting segment. For management purposes, our measure of segment profitability is defined as income from continuing operations before depreciation and amortization, including goodwill impairment, interest expense (income), income taxes and noncontrolling interests. Additionally, corporate overhead allocations have been included within segment profits. Segment results presented below reflect continuing operations only.

East

The following table presents financial results and key operating statistics for the East operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2009	2008	Change	% Change
Net revenue
Ambulance services	$111,510	$106,412	$5,098	4.8%
Other services	3,907	3,846	61	1.6%

Total net revenue	$115,417	$110,258	$5,159	4.7%

Segment profit	$21,421	$18,898	$2,523	13.4%
Segment profit margin	18.6%	17.1%
Medical transports	324,166	320,352	3,814	1.2%
Net Medical Transport APC	$329	$317	$12	3.8%
DSO	48	56	(8)	(14.3%)

Revenue

The increase in ambulance services revenue was due to $4.0 million of increases in net medical transport APC and $1.2 million of increases related to medical transport volume. The increase in medical transports primarily reflected growth in our Kentucky market as a result of concentrated marketing efforts to expand our non-emergency business. The net medical transport APC increased due to rate increases and collection rate increases.

Payroll and employee benefits

Payroll and employee benefits was $62.9 million, or 54.5% of net revenue for fiscal 2009, compared to $59.2 million, or 53.7% of net revenue, for fiscal 2008. The increase was primarily due to a $1.4 million increase in worker’s compensation expense, and $0.8 million increase in health insurance expense, with the remainder of the increase related to changes in cost-of-living adjustments, unit hours and training.

Operating Expenses

Operating expenses, including general/auto liability expenses was $23.6 million for fiscal 2009, or 20.4% of net revenue, compared to $23.6 million, or 21.4% of net revenue for fiscal 2008. The decreases of $1.0 million in general/auto liability expense and $0.4 million in vehicle and equipment expenses was offset by $0.8 million related to a Medicare reserve contingency for the Ohio compliance matter and other less significant changes in expenses.

In addition, corporate overhead allocations decreased, primarily due to decreased professional fees.

South

The following table presents financial results and key operating statistics for the South operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2009	2008	Change	% Change
Net revenue
Ambulance services	$87,204	$78,716	$8,488	10.8%
Other services	28,430	26,864	1,566	5.8%

Total net revenue	$115,634	$105,580	$10,054	9.5%

Segment profit	$10,259	$8,759	$1,500	17.1%
Segment profit margin	8.9%	8.3%
Medical transports	271,288	263,100	8,188	3.1%
Net Medical Transport APC	$293	$267	$26	9.7%
DSO	43	39	4	10.3%

Revenue

The increase in ambulance services revenue was due to a $4.8 million increase in same service area revenue, a $2.0 million increase related to new contract revenue in Tennessee and a $1.7 million increase related to a reserve for contractual allowances pursuant to an alleged overpayment of Medicare claims in Tennessee for the period 2004 and 2005 that was recorded in fiscal 2008. The same service area revenue increase included $4.8 million in net medical APC and $0.7 million in medical transport volume offset by a $0.8 million decrease in subsidy revenue. The decrease in subsidy revenue was a result of two counties in our Georgia market requiring cities to contract separately for service. The increase in net medical transport APC was due to rate increases and changes in service level mix. The increase in medical transports was due to growth in non-emergency transport volume in our Tennessee (including those generated from the new contract mentioned above), Alabama and Georgia markets as a result of concentrated marketing efforts to expand our non-emergency business. These increases were partially offset by the discontinuation of an emergency contract in Orange County, Florida, which had approximately 19,700 transports annually. This contract was not put out for RFP, and the transports related to this service area are currently serviced by the local fire department.

Other services revenue increased due to increases in fire services revenue. The increase included $0.9 million related to fire subscription revenue and $0.6 million related to rate increases on our specialty fire contracts.

Payroll and employee benefits

Payroll and employee benefits was $72.8 million, or 63.0% of net revenue, for fiscal 2009, compared to $64.9 million, or 61.5% of net revenue, for the same period in the prior year. The increase was due to a $1.4 million increase in health insurance expense and a $1.2 million increase in workers compensation expense, with the remainder of the increase related to changes in cost-of-living adjustments, unit hours and training.

Operating Expenses

Operating expenses, including general/auto liability expenses, for fiscal 2009 was $24.1 million, or 20.8% of net revenue compared to $22.9 million, or 21.7% of net revenue, for the same period in the prior year. The increase was primarily due to $0.9 million of increases in vehicle and equipment expense primarily related to increased transport volume, and a $1.1 million increase in station expenses offset by a $0.5 million decrease in general/auto liability expense.

In addition, corporate overhead allocations decreased, primarily due to decreased professional fees.

Southwest

The following table presents financial results and key operating statistics for the Southwest operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2009	2008	Change	% Change
Net revenue
Ambulance services	$130,984	$133,518	$(2,534)	(1.9%)
Other services	40,905	40,794	111	0.3%

Total net revenue	$171,889	$174,312	$(2,423)	(1.4%)

Segment profit	$24,070	$22,324	$1,746	7.8%
Segment profit margin	14.0%	12.8%
Medical transports	241,932	255,521	(13,589)	(5.3%)
Net Medical Transport APC	$534	$513	$21	4.1%
DSO	54	70	(16)	(22.9%)

Revenue

The decrease in ambulance services revenue was primarily due to a $7.0 million decrease related to medical transport volume and a $0.8 million decrease in subsidy revenue related to the discontinuation of an industrial EMS contract in our Southern Arizona market, offset by $5.0 million of increases in net medical transport APC. Medical transports decreased primarily due to the discontinuation of service on an emergency contract in Tempe, Arizona, which had approximately 7,700 transports annually combined with transport volume decreases in the emergency sector due to fewer temporary residents and leisure travelers. The increase in net medical transport APC was primarily due to rate increases and collection rate increases.

Other services revenue remained consistent with the prior year, with increased master fire contract revenue being offset by decreases in fire subscription and fire and forestry fee revenue.

Payroll and employee benefits

Payroll and employee benefits was $96.8 million, or 56.3% of net revenue for fiscal 2009, compared to $98.4 million, or 56.5% of net revenue, for fiscal 2008. The $1.6 million decrease was due to a $1.5 million increase in workers compensation expense and a $0.7 million increase in health insurance expense, offset by changes in cost-of-living adjustments, unit hours and training.

Operating Expenses

Operating expenses, including general/auto liability expenses, was relatively consistent at $39.8 million for fiscal 2009, or 23.2% of net revenue, compared to $40.0 million, or 22.9% of net revenue, for the same period in the prior year. The current year included $1.5 million of decreases in vehicle and equipment expenses offset by increases of $1.3 million in other operating expenses.

In addition, corporate overhead allocations decreased, primarily due to decreased professional fees.

West

The following table presents financial results and key operating statistics for the West operations (in thousands, except medical transports, Net Medical Transport APC and DSO):

	2009	2008	Change	% Change
Net revenue
Ambulance services	$88,150	$84,951	$3,199	3.8%
Other services	710	759	(49)	(6.5%)

Total net revenue	$88,860	$85,710	$3,150	3.7%

Segment profit	$4,025	$3,059	$966	31.6%
Segment profit margin	4.5%	3.6%
Medical transports	217,746	219,218	(1,472)	(0.1%)
Net Medical Transport APC	$343	$329	$14	4.3%
DSO	68	72	(4)	(5.6%)

Revenue

The increase in ambulance services revenue was primarily due to a $1.9 million increase in revenue from new emergency and non-emergency contracts in our Washington, Colorado and Oregon markets and a $1.3 million increase in same service area revenue. Same service area revenue included a $3.0 million increase in net medical transport APC and a $0.4 million increase in master contracts offset by $2.1 million related to decreased transport volume. The increase in the net medical APC was due to rate increases and increases related to service level mix and collection rate.

We notified Salt Lake City, Utah, that we would exit the market at the conclusion of our contract term in December 2009. Our decision was based on the inability during our four years in the market to secure a license to provide non-emergency ambulance services. Receiving such a license would have required a change to state law that, in our opinion, was not forthcoming. The Utah market accounted for transports and net revenue of 10,755 and $4.2 million in 2009, respectively, and 11,179 and $3.5 million in 2008, respectively. This market was reclassified to discontinued operations in the second quarter of fiscal 2010.

Payroll and employee benefits

Payroll and employee benefits was $52.4 million, or 59.0% of net revenue for fiscal 2009, compared to $49.3 million, or 57.5% of net revenue, for fiscal 2008. The increase was primarily due to $0.9 million of increases in workers compensation expense and $0.7 million of increases in health insurance, with the remainder of the increase related to changes in cost-of-living adjustments, unit hours and training.

Operating Expenses

Operating expenses, including general/auto liability expenses was $28.9 million for fiscal 2009, or 32.5% of net revenue, compared to $29.3 million, or 34.2% of net revenue, for fiscal 2008. The decrease was primarily due to decreases in other operating expenses.

In addition, corporate overhead allocations decreased, primarily due to decreased professional fees.

Critical Accounting Estimates and Policies

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, general liability and workers’ compensation claim reserves and deferred tax asset recoverability. We base our estimates on historical experience and various assumptions we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have identified the following accounting estimates and policies as critical to understanding our results of operations. The discussion below is not intended to represent a comprehensive list of our accounting estimates and policies. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our Consolidated Financial Statements.

Revenue Recognition

A significant portion of our revenue is generated in the highly regulated and complex healthcare industry. Ambulance services revenue is recognized when services are provided to our patients and are recorded net of estimated contractual allowances applicable to Medicare, Medicaid and other third-party payers and net of estimates for uncompensated care. We use sophisticated financial models to estimate the provisioning for both contractual allowances and uncompensated care by looking at current service levels, payer mix known at the time of transport and incorporating historical trend information by service area. The evaluation of these data points, along with our interpretation of Medicare, Medicaid and various commercial insurance provider rules and regulations is highly complicated and subjective. If our interpretation or our analysis surrounding historical data is incorrect, revenue could be overstated or understated. For fiscal 2010, a 1% change in our estimate of revenue collectability would impact the Company by $9.5 million of net revenue.

Revenue generated under fire protection service contracts is recognized over the life of the contract. Fire subscription fees, which are generally received in advance, are deferred and recognized on a pro rata basis over the term of the subscription agreement, which is generally one year. Additionally, we charge enrollment fees for new subscribers under our fire protection service contracts. Such fees are deferred and recognized over the estimated customer relationship period of nine years.

Insurance Reserves

In the ordinary course of our business, we are subject to accident, injury and professional liability claims. Additionally, certain of our operational contracts, as well as laws in certain of the areas where we operate, require that specified amounts of insurance coverage be maintained. In order to minimize the risk of exposure and comply with such legal and contractual requirements, we carry a broad range of insurance policies, including comprehensive general liability, automobile, property damage, professional, workers’ compensation and other lines of coverage. We typically renew each of these policies annually and purchase limits of coverage at levels management believes are appropriate, taking into account historical and projected claim trends, reasonable protection of our assets and operations and the economic conditions in the insurance market. Depending upon the specific line of coverage, the total limits of insurance maintained may be achieved through a combination of primary policies, excess policies and self-insurance.

We retain certain levels of exposure with respect to our general liability and workers’ compensation programs and purchase coverage from third party insurers for exposures in excess of those levels. In addition to expensing premiums and other costs relating to excess coverage, we establish reserves for claims, both reported and an estimate of incurred but not reported claims, on a gross basis using currently available information as well as our historical claims experience. We also recognize a receivable from our insurers for amounts expected to be recovered in excess of our retention. We periodically evaluate the financial capacity of our insurers to assess the recoverability of the related receivables.

We engage third-party administrators (“TPAs”) to manage claims resulting from our general liability and workers’ compensation programs. The TPAs establish initial loss reserve estimates at the time a claim is reported and then monitor the development of the claim over time to confirm that such estimates continue to be appropriate. Management periodically reviews the claim reserves established by the TPAs and engages independent actuaries to assist with the evaluation of the adequacy of its reserves on at least a semi-annual basis. The Company adjusts its claim reserves with an associated increase or decrease to expense as new information on the underlying claims is obtained.

Property and Equipment

We exercise judgment with regard to property and equipment in the following areas: (1) determining whether an expenditure is eligible for capitalization or if it should be expensed as incurred, (2) estimating the useful life of a capitalized asset, and (3) if events or changes in circumstances warrant an assessment, determining if and to what extent a tangible long-lived asset has been impaired. The accuracy of our judgments impacts the amount of depreciation expense we recognize, the amount of our gain or loss on the disposal of these assets, whether or not an asset is impaired and, if an asset is impaired, the amount of the loss related to the impaired asset that is recognized.

Our judgments about useful lives as well as the existence and degree of asset impairments could be affected by future events, such as discontinued operations, obsolescence, new regulations and new taxes, and other economic factors. We do not anticipate that our current estimates are reasonably likely to change in the future.

Expenditures associated with the repair or maintenance of a capital asset are expensed as incurred. Expenditures that are expected to provide future benefits to the Company or that extend the useful life of an existing asset are capitalized. The useful lives that we assign to property and equipment represent the estimated number of years that the property and equipment is expected to contribute to the revenue generating process based on our current operating strategy. We believe that the useful lives of our property and equipment expire evenly over time. Accordingly, we depreciate our property and equipment on a straight-line basis over their useful lives.

Goodwill

Our goodwill balances are reviewed for impairment annually (and at interim periods if events or changes in circumstances indicate that the goodwill may be impaired) using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is determined by a market approach based on each reporting unit’s estimated discount rate and long-term growth rate or by (or in combination with) an income approach based on discounted estimated future cash flows from each reporting unit. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The estimated fair value of our reporting units could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or changes in our market capitalization. We perform our annual impairment test as of June 30.

Defined Benefit Pension Plan

We have one defined benefit pension plan covering eligible employees of one of our subsidiaries, primarily those covered by collective bargaining agreements. Eligibility is achieved upon the completion of one year of service. Participants become fully vested in their accrued benefit after the completion of five years of service. The amount of benefit is determined using a two-part formula, one of which is based upon compensation and the other which is based upon a flat dollar amount.

We use an actuarial model to estimate our benefit obligation and the associated pension cost. The key assumptions used in this model are the discount rate for the benefit obligation and the expected long-term rate of return on plan assets. The discount rate is derived from a model that applies the spot rates of an expected yield curve to the estimated timing and amount of future benefit payments. A 1% decrease in the discount rate would increase pension cost in the following year by $0.9 million and would increase the projected benefit obligation by $3.3 million. A 1% increase in the discount rate would decrease pension cost in the following year by $0.7 million and would decrease the projected benefit obligation by $2.4 million.

The expected long-term rate of return on plan assets is estimated based upon current plan asset allocation, historical and expected returns on various asset categories and multiple investment scenarios. A 1% increase or decrease in this assumption would affect pension cost in the following year by $0.1 million and would not affect the projected benefit obligation.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. We record valuation allowances to reduce net deferred tax assets to the amount considered more likely than not to be realized. Changes in estimates of future taxable income can materially change the amount of such valuation allowances.

We are subject to federal income taxes and state income taxes in those jurisdictions in which we operate. We exercise judgment with regard to income taxes in the following areas: (1) interpreting whether expenses are deductible in accordance with federal income tax and state income tax codes, (2) estimating annual effective federal and state income tax rates and (3) assessing whether deferred tax assets are, more likely than not, expected to be realized. The accuracy of these judgments impacts the amount of income tax expense we recognize each period.

As a matter of law, we are subject to examination by federal and state taxing authorities. We have estimated and provided for income taxes in accordance with settlements reached with the Internal Revenue Service in prior audits. Although we believe that the amounts reflected in our tax returns substantially comply with the applicable federal and state tax regulations, both the IRS and the various state taxing authorities can and have taken positions contrary to our position based on their interpretation of the law. A tax position that is challenged by a taxing authority could result in an adjustment to our income tax liabilities and related tax provision.

We measure and record tax contingency accruals in accordance with accounting principles generally accepted in the United States (“GAAP”) which prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a return. Only positions meeting the “more likely than not” recognition threshold at the effective date may be recognized or continue to be recognized.

Liquidity and Capital Resources

Our ability to service our long-term debt, to remain in compliance with the various restrictions and covenants contained in our debt agreements and to fund working capital, capital expenditures and business development efforts will depend on our ability to generate cash from operating activities which in turn is subject to, among other things, future operating performance as well as general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond our control.

We have available to us, upon compliance with certain conditions, a $40.0 million Revolving Credit Facility due December 2013, less any letters of credit outstanding under the $25.0 million letter of credit sub-line. There were $24.6 million of letters of credit outstanding under the sub-line of the revolving credit facility at June 30, 2010. No other amounts were outstanding under the Revolving Credit Facility as of June 30, 2010. We anticipate renewing the letters of credit.

In addition to the scheduled principal payments, we are required to make an excess cash flow payment, as defined under our 2009 Credit Facility, of $1.9 million within 90 days of June 30, 2010. The excess cash flow payment will be applied to the principal balance of our Term Loan due 2014.

Cash Flows

The table below summarizes cash flow information for fiscal 2010, 2009 and 2008 (in thousands):

	Years Ended June 30,
	2010	2009	2008
Net cash provided by operating activities	$37,525	$52,081	$34,821
Net cash used in investing activities	(37,116)	(16,646)	(13,231)
Net cash used in financing activities	(17,289)	(14,234)	(11,864)

Operating Activities

We had working capital of $36.4 million as of June 30, 2010, including cash and cash equivalents of $20.2 million, compared to working capital of $60.7 million, including cash and cash equivalents of $37.1 million, as of June 30, 2009. The decrease in working capital is primarily related to the reclassification of $20.4 million of cash and cash equivalents as noncurrent restricted cash on the Consolidated Balance Sheets to guarantee the cash collateralized letter of credit facility. Absent the amounts related to restricted cash, working capital decreased $3.9 million, which is primarily being driven by the timing of payments on accrued liabilities.

Effective March 2010, the non-cash accretion of the 12.75% Senior Discount Notes ceased and cash interest began to accrue. The first $6.0 million semi-annual interest payment is due in September 2010.

The $17.3 million increase in cash flow from operating activities from fiscal 2008 to fiscal 2009 was attributable to a $0.9 million increase in earnings, a $9.9 million increase in non-cash expenses and $6.3 million of net cash inflows resulting in changes in operating assets and liabilities. The increase in non-cash expenses was primarily related to a $6.3 million change in insurance reserves adjustments, an increase of $1.7 million in depreciation and amortization, a $1.2 million increase in accretion of the 12.75% Senior Discount Notes, a $0.8 million increase in noncontrolling interest and a $0.2 million increase in stock-based compensation expense partially offset by a $0.3 million decrease in loss on sale of property and equipment. The net cash inflows in operating assets and liabilities was primarily due to a $9.6 million decrease in accounts receivable, a $4.2 million decrease in deferred income taxes, a $2.7 million increase in deferred revenue and a $1.0 million decrease in prepaid expenses offset by a $3.9 million decrease in other liabilities, a $2.9 million decrease in accrued liabilities, a $2.4 million change in other assets, a $0.9 million decrease in accounts payable, a $0.6 million increase in insurance deposits and a $0.4 million increase in inventory.

Investing Activities

Net cash used in investing activities for fiscal 2010 primarily reflects the use of $20.4 million for deposits of restricted cash in connection with our cash collateralized letter of credit facility and $15.5 million of capital expenditures. Capital expenditures in fiscal 2009 were $16.7 million.

The $3.4 million increase in cash used in investing activities from fiscal 2008 to fiscal 2009 was attributable to a $3.4 million increase in capital expenditures.

Financing Activities

Net cash used in financing activities for fiscal 2010 primarily reflects the use of cash for the repayment of debt and for payment of debt refinancing transaction fees partially offset by cash inflows due to borrowings under our 2009 Credit Facility. See discussion of our debt and the debt refinancing transaction in Note 11 to the consolidated financial statements filed within Exhibit 99.1 on this Form 8-K. Additionally, we made $2.4 million in distributions to the City of San Diego.

The $2.3 million increase in cash used in financing activities from fiscal 2008 to fiscal 2009 was primarily due to a $2.0 million increase in principal payments under the company’s credit facility and a $0.8 million increase in distributions to noncontrolling shareholders partially offset by $0.9 million in cash paid for debt issuance costs in fiscal 2008.

2009 Credit Facility

Rural/Metro Operating Company, LLC (“Rural/Metro LLC”), maintains senior secured credit facilities (collectively, the “2009 Credit Facility”) in an aggregate amount of up to $220.0 million, comprised of a $180.0 million Term Loan B facility due December 2014 (the “Term Loan due 2014”), a $40.0 million revolving credit facility due December 2013 (the “Revolving Credit Facility”) which includes a $25.0 million letter of credit sub-line (the “Letter of Credit Sub-line”). For a complete discussion of our 2009 Credit Facility, see Note 11 to the Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K.

Debt Covenants

The 2009 Credit Facility and Senior Discount Notes include various financial and non-financial covenants applicable to the Company’s wholly-owned subsidiary, Rural/Metro LLC, as well as quarterly and annual financial reporting obligations.

Specifically, the 2009 Credit Facility requires Rural/Metro LLC and its subsidiaries to meet certain financial tests, including an interest expense leverage ratio, a total leverage ratio, and a senior secured leverage ratio. The 2009 Credit Facility also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances, capital expenditures, business activities by the Company, as a holding company, and other matters customarily restricted in such agreements. The financial covenants related to the Senior Discount Notes are similar to or less restrictive than those under the 2009 Credit Facility. We are in compliance with our covenants at June 30, 2010 and anticipate continuing compliance. The table below sets forth information regarding certain of the financial covenants under the 2009 Credit Facility.

Financial Covenant	Level Specified in Agreement	Level Achieved for Specified Period	Levels to be Achieved at
			September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
Interest expense coverage ratio	> 2.00	3.58	> 2.00	> 2.00	> 2.00	> 2.00
Total leverage ratio (1)	< 5.40	4.01	< 5.20	< 5.20	< 5.00	< 4.80
Senior secured leverage ratio (1)	< 3.55	2.64	< 3.35	< 3.35	< 3.20	< 3.10
Capital expenditure (2)	< $23.0 million	$15.5 million	N/A	N/A	N/A	< $23.5 million

(1)	Calculated using a Term Loan due 2014 balance of $179.1 million. See discussion in Note 11 to the Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K.
(2)	Measured annually at June 30.

Contractual Obligations and Other Commitments

We have certain contractual obligations related to our debt instruments and lease obligations that come due at various times over the periods presented below. In addition we have other commitments in the form of standby letters of credit and performance bonds. The following table illustrates the expiration of our contractual obligations as well as other commitments as of June 30, 2010 (in thousands):

	Payments Due By Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
12.75% Senior Discount Notes due March 2016	$93,500	$—	$—	$—	$93,500
Term Loan due December 2014	179,100	7,268	18,000	153,832	—
Interest payments (1)	123,964	26,133	50,117	39,303	8,411
Purchase obligations	7,035	3,559	1,872	1,604	—
Operating leases	66,391	13,025	21,061	15,760	16,545
Other debt obligations	652	207	393	52	—

Total contractual cash obligations	$470,642	$50,192	$91,443	$210,551	$118,456

Other Commitments	Amount of Commitment Expiration By Period
Letters of Credit	$44,669	$44,669	$—	$—	$—

Performance bonds	$8,582	$8,582	$—	$—	$—

(1)	Calculated using stated coupon rates for fixed rate debt and interest rates applicable at June 30, 2010 for variable rate debt.

In addition, as of June 30, 2010, we had $5.1 million of income taxes payable related to uncertain tax positions. We do not expect to make cash payments related to this liability during the next twelve months. Beyond the next twelve months, timing of cash payments are uncertain and therefore no such payments are reflected in the above table.

We intend to renew letters of credits and performance bonds annually.

Indemnifications

We are a party to a variety of agreements entered into in the ordinary course of business pursuant to which we may be obligated to indemnify the other parties for certain liabilities that arise out of or relate to the subject matter of the agreements. Some of the agreements we entered into require us to indemnify other parties against losses due to property damage including environmental contamination, personal injury, failure to comply with applicable laws, our negligence or willful misconduct or breach of representations and warranties and covenants.

Additionally, some of our customer agreements require us to provide certain assurances related to the performance of our services. Such assurances, from time to time, obligate us to; (i) pay penalties for failure to meet response times or other requirements, (ii) lease, sell or assign equipment or facilities (either temporarily or permanently) in the event of uncured material defaults or other certain circumstances, or (iii) provide performance bonds or letters of credit issued in favor of the customer to cover costs resulting, under certain circumstances, from an uncured material default. With respect to such performance bonds, we are also required to indemnify the surety company for losses paid as a result of any claims made against such bonds.

We provide for indemnification of directors, officers and other persons in accordance with limited liability agreements, certificates of incorporation, bylaws, articles of association or similar organizational documents, as the case may be. In addition, we have entered into indemnification agreements with our directors and certain of our officers. We maintain directors’ and officers’ insurance which should enable us to recover a portion of any future amounts paid.

In addition to the above, from time to time we provide standard representations and warranties to counterparties in contracts in connection with sales of our securities and the engagement of financial advisors and also provide indemnities that protect the counterparties to these contracts in the event they suffer damages as a result of a breach of such representations and warranties or in certain other circumstances relating to the sale of securities or their engagement by us.

While our future obligations under certain agreements may contain limitations on liability for indemnification, other agreements do not contain such limitations and under such agreements it is not possible to predict the maximum potential amount of future payments due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by us under any of these indemnities have not had a material effect on our business, financial condition, results of operations or cash flows. Additionally, we do not believe that any amounts that we may be required to pay under these indemnities in the future will be material to our business, financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

See Note 1 to our Consolidated Financial Statements filed within Exhibit 99.1 on this Form 8-K for a summary of recent accounting pronouncements.